Exhibit 99
FOR IMMEDIATE RELEASE
DOLAN MEDIA COMPANY ANNOUNCES ANOTHER OWNERSHIP
INCREASE IN NATIONAL DEFAULT EXCHANGE
MINNEAPOLIS, MINNESOTA — (February 18, 2010) — Dolan Media Company (NYSE: DM) said today that it will increase its ownership interest in National Default Exchange, or NDeX, from 92.3% to 93.8% through redemption of a minority interest in NDeX.
Feiwell & Hannoy PC, NDeX’s law firm client in Indianapolis, is selling its 1.7% minority interest in NDeX. The sale is occurring through a redemption by NDeX and is expected to close February 28.
NDeX is a leading provider of mortgage default processing services in the United States and is part of Dolan Media’s Professional Services Division.
“We are very pleased to enlarge our ownership stake in NDeX,” said Dolan Media Chairman, President and Chief Executive Officer James P. Dolan. “This allows us to benefit even more from NDeX’s strong performance.”
The redemption has no effect on the law firm’s long-term relationship with Dolan Media and NDeX. Feiwell & Hannoy, Indiana’s leading mortgage default law firm, will remain an NDeX client under an exclusive services agreement extending to 2022, not including two subsequent ten-year extensions.
This is Dolan Media’s second increase in NDeX ownership in the last 60 days. In January the company announced it acquired an additional 7.57% NDeX interest through direct purchase from NDeX’s chairman, David A. Trott, and four of his law partners at Trott & Trott, P.C., which is NDeX’s law firm client in Michigan.
Dolan Media Company is a leading provider of professional services and business information to the legal, financial and real estate sectors. Its Professional Services Division provides specialized outsourced services to the legal profession through NDeX and its other subsidiaries, DiscoverReady and Counsel Press. DiscoverReady provides outsourced discovery management and document review services to major companies and their counsel. Counsel Press is the nation’s largest provider of appellate services to the legal community.
The company’s Business Information Division publishes business journals, court and commercial media and other highly focused information products and services, operates web sites and produces events for targeted legal and professional audiences in each of the 21 geographic markets that it serves across the United States.

Safe Harbor Statement
This release contains forward-looking statements that reflect our current expectations and projections about future results, prospects and opportunities. The words “anticipates,” “expect,” “believes,” “continue,” “will,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that may cause actual results, performance, prospects or opportunities to be materially different from those expressed in, or implied by, such forward looking statements. Please see “Risk Factors” contained in Item 1A of our annual report on Form 10-K filed with the SEC on March 12, 2009, as updated in our second and third quarter reports on Form 10–Q, for a description of some of these risks, uncertainties and factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, forward looking statements. You should not place undue reliance on any forward-looking statements. Except as required by federal securities law, we assume no obligation to update publicly or to revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available, new events occur or circumstances change in the future.
Investor Contact:
Vicki Duncomb
Vice President and Chief Financial Officer
Dolan Media Company
vicki.duncomb@dolanmedia.com
612-317-9420